Exhibit E

                          Form of Letter from the Fund
      to Investors in Connection with the Fund's Acceptance of Tenders of
                      Limited Liability Company Interests

THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED YOUR INTEREST IN THE FUND, OR A PORTION THEREOF.

                                                        November xx, 2004


Dear Investor:

     BACAP Alternative Multi-Strategy Fund, LLC (the "Fund") has received and accepted for purchase your tender of your limited liability company interest, or a portion thereof, in the Fund.

     Because you have tendered and the Fund has accepted your tender request, you will be entitled to receive a payment of at least 95% of the purchase price of the interest tendered, based on the estimated unaudited net asset value of the Fund as of December 31, 2004 (the "Valuation Date"), in accordance with the terms of the tender offer. A cash payment in this amount will be wire transferred to the account designated by you in your Letter of Transmittal dated ____________ no later than March 1, 2005, unless the Valuation Date of the Interests has changed, or the Fund has requested a withdrawal of its capital from the portfolio funds in which it has invested, and provided that your account retains the required minimum balance, in accordance with the terms of the tender offer. You will remain a member of the Fund with respect to the portion of your interest in the Fund that you did not tender.

     The balance of the purchase price will be paid to you after the completion of the Fund's year-end audit for the fiscal year ending March 31, 2005, and is subject to year-end audit adjustment. This amount will be paid promptly after the conclusion of the year-end audit, or on such earlier date as the Fund's Board of Managers may determine, according to the terms of the tender offer. We expect the audit to be completed by the end of May 2005.

     Should  you  have  any  questions,   please  feel  free  to  contact  Forum
Shareholder Services, LLC at (207) 879-6093.

                                             Sincerely,

                                             BACAP ALTERNATIVE MULTI-STRATEGY
                                             FUND, LLC

03564.0004 #520728